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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on the 1st day of November, 1996, by and between Capital Senior Living Corporation, a Delaware corporation ("CSL" or "the Company"), and Lawrence A. Cohen, an individual residing in the State of New York ("Employee"). The term of this Agreement shall be deemed to have commenced as of November 1, 1996 ("Employment Commencement Date").

         1. Appointment, Title and Duties. CSL hereby employs Employee to serve in the positions as assigned to him by its Board of Directors, which currently shall be as its Chief Financial Officer and as the Vice Chairman of its Board of Directors and a member of the Executive Committee of the Board.
In such capacity, Employee shall report to the Chief Executive Officer and Chief Operating Officer of CSL and shall have such powers, duties and responsibilities as are customarily assigned to the Chief Financial Officer and Vice Chairman. In addition Employee shall have such other duties and responsibilities as may reasonably be assigned to him by the Board of Directors, including serving with the consent or at the request of CSL on the board of directors of affiliated corporations.

         2. Term of Agreement. The initial term of this Agreement shall be for a three (3) year period ending on October 31, 1999. The term of this Agreement may be extended by the mutual written consent of the Employee and Company. This Agreement shall terminate upon the earlier of: (i) the date of the voluntary resignation of Employee, (ii) the date of Employee's death or determination of Employee's disability (as defined in Paragraph 6 below), (iii) the date of notice by CSL to Employee that this Agreement is being terminated by CSL whether "for cause" (as defined in Paragraph 6 below) or without cause,
(iv) upon the date a notice of intent to resign for "good reason" (as defined in Paragraph 6 below) is delivered to the Company by Employee, or (v) expiration of the term.

         3. Acceptance of Position. Employee hereby accepts the positions assigned by the Board of Directors, and agrees that during the term of this Agreement he will faithfully perform his duties and will devote substantially all of his business time to the business and affairs of CSL and will not engage, for his own account or for the account of any other person or entity, in any other business or enterprise except with the express written approval of the Board of Directors of CSL. Employee may, at his sole discretion, (i) serve as a director on the boards of directors of other entities, businesses and enterprises he currently serves on, President/CEO of Paine Webber Independent Living Mortgage Fund, Inc. and Paine Webber Independent Living Mortgage Inc. II (to serve without salary, stock ownership or other form of compensation and (i) for the first six (6) months, not to interfere with Employee's ability to devote substantially all of his business time to the business and affairs of CSL, and (ii) after the first six (6) months, not to exceed a per annum of hours of work per month as agreed to by the Chief Executive Officer or Chief Operating Officer, in their sole discretion) and as President/CEO of Retail Property Investors, Inc. for a period of one (1) year from the date of this Agreement, and (ii) make personal, passive investments. Employee agrees to perform his duties faithfully, diligently and to the best of his ability, to use his best efforts to advance the best interests of the Company at all times, and to



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abide by all moral, ethical and lawful policies, guidelines, procedures, instructions and orders given to him by the Company from time to time; provided, however, that in no event shall Employee be required to move from the New York City, New York area. The Company will provide an office either in New York City or the immediate area. Employee shall spend a reasonable amount of time in Dallas to conduct the affairs of the Company.

         4.      Salary and Benefits.  During the term of this Agreement:

                 A) CSL shall pay to Employee a base salary at an annual rate of not less that Two Hundred Fifty Thousand Dollars ($250,000.00) per annum, paid in approximately equal installments no less frequently than semi-monthly. A minimum annual bonus of twenty-five percent (25%) of Employee's base salary shall be paid in quarterly installments, subject to increase by the Compensation Committee of the Company, starting with the Employment Commencement Date. The Company shall deduct from Employee's compensation and bonus all applicable local, state, Federal or foreign taxes, including, but not limited to, income tax, withholding tax, social security tax and pension contributions (if any).

                 B) Employee shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs, if any, which CSL makes available, in its sole discretion, to its senior executives; however, nothing herein shall be construed to obligate the Company to establish or maintain any employee benefit program. The Company may purchase and maintain in force a death and disability insurance policy in an amount at all times equal to not less than an amount equal to Employee's annual base salary multiplied by three (3). The Company shall be the beneficiary of said policy and shall use said policy for the purposes described in Paragraph 7(A)(i), below. Reimbursement of Employee's reasonable and necessary business expenses incurred in the pursuit of the business of the Company or any of its affiliates shall be made to Employee upon his presentation to the Company of itemized bills, vouchers or accountings prepared in conformance with applicable regulations of the Internal Revenue Service and the policies and guidelines of the Company.

                 C) Employee shall be entitled to reasonable vacation time in an amount of four (4) weeks per year pursuant to the Company's Corporate Policies and Procedures Manual, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to, and the consent of, the Compensation Committee of the Board of Directors of CSL or, if there is no Compensation Committee, the Board of Directors.

         5. Stock Options. Pursuant to the terms of CSL's 1997 Stock Option Plan, if adopted, Employee shall be entitled to receive a certain number of options to purchase the common stock


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of the Company.  The number of options to be offered to Employee shall be determined by the Board of Directors of CSL.

         6.      Certain Terms Defined.  For purposes of this Agreement:

                 A) Employee shall be deemed to be disabled if a physical or mental condition shall occur and persist which, in
                          the written opinion of two (2)   licensed physicians,
                          has rendered Employee unable to perform the duties of Chief Financial Officer, Vice Chairman and member of the Board of Directors of CSL for a period of ninety
                          (90) calendar days or more, and which condition, in the opinion of such physicians, is likely to continue for an indefinite period of time, rendering Employee unable to return to his duties for CSL. One (1) of the two (2) physicians shall be selected in good faith by the Board of Directors of CSL, and the other of the two (2) physicians shall be selected in good faith by Employee. In the event that the two (2) physicians selected do not agree as to whether Employee is disabled, as described above, then said two (2) physicians shall mutually agree upon a third
                          (3rd) physician whose written opinion as to Employee's condition shall be conclusive upon CSL and Employee for purposes of this Agreement.

                 B) A termination of Employee's employment by CSL shall be deemed to be "for cause" if it is based upon (i) Employee is charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) material disloyalty by Employee to the Company, including but not limited to embezzlement, or (iii) Employee's material failure or refusal to perform his duties in accordance with this Agreement.

                 C) A resignation by Employee shall not be deemed to be voluntary, and shall be deemed to be a resignation for "good reason" if it is based upon (i) a material diminution in Employee's duties, base salary or annual minimum bonus which is not part of an overall diminution for all executive officers of the Company, or (ii) a material breach by CSL of the Company's obligations to Employee under this Agreement or under the Company's Stock Option Plan, if adopted.

         7.      Certain Benefits and Obligations Upon Termination.

                 A)       In the event that Employee's employment terminates
                          (i) because of death or disability, (ii) because CSL has terminated Employee other than "for cause," as described above, or (iii) because Employee has voluntarily resigned for "good reason," as described above, then,

                          i) CSL shall pay Employee in accordance with its Corporate Policies and Procedures Manual his base salary plus his minimum annual





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                                  bonus for the balance of the term of this
                                  Agreement, but not less than one (1) year
                                  (base salary plus minimum annual bonus for two (2) years if termination due to a Fundamental Change) from the date of the notice of termination, and Employee shall retain all his Company stock options that are vested; provided, however, the benefits described in this Paragraph 7(A)(i) shall terminate at such time as Employee materially breaches the provisions of Paragraphs 7(D), 8, or 9 hereof. A Fundamental Change shall be defined as a merger, consolidation or any sale of all or substantially all of the assets of the Company that requires the consent or vote of the holders of common stock where the Company is not the survivor or in control;

                          ii) All accrued but unpaid or unused vacation, sick pay and expense reimbursement shall be calculated in accordance with CSL's Corporate Policies and Procedures Manual.

                 B) In the event that Employee's employment terminates for any other cause other than those set forth in Paragraph 7(A), which can include but not be limited to voluntary resignation without good reason, termination by CSL "for cause," expiration of the term of the Agreement, etc., then,

                          i) CSL shall pay Employee his base salary and prorated minimum base bonus, up to and through the date of termination;

                          ii) All accrued but unpaid or unused vacation, sick pay and expense reimbursement shall be, calculated in accordance with CSL's Corporate Policies and Procedures Manual.

         C) In the event that Employee's employment terminates by reason of his death, all benefits provided in this Paragraph 7 shall be paid to Employee's estate or as his executor or personal representative shall direct, but payment may be deferred until Employee's executor or personal representative has been appointed and qualified pursuant to the law in effect in Employee's jurisdiction of residence at the time of his death;

         D) Following the termination for any reason of Employee's employment, Employee shall not for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company or its affiliated companies any business of any kind in which it is or has been engaged, including, without limitation, the solicitation of, interference with, or entering into any contract with any of its past or then existing customers, and (ii) employ, solicit for employment, or recommend for employment any person employed by the Company or its affiliated companies during the period of such person's employment and for a period of two (2) years thereafter.





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         8.      Confidentiality. Employee hereby acknowledges his
understanding that as a result of his employment by CSL, he will have access to, and possession of, valuable and important confidential or proprietary data, documents and information concerning CSL, its operations and its future plans. Employee hereby agrees that he will not, either during the term of his employment with CSL, or at any time before or after the term of his employment with CSL, divulge or communicate to any person or entity, or direct any employee or agent of CSL or of his to divulge or communicate to any person or entity, or use to the detriment of CSL or for the benefit of any other person or entity, or make or remove any copies of, such confidential information or proprietary data or information, whether or not marked or otherwise identified as confidential or secret. Upon any termination of this Agreement for any reason whatsoever, Employee shall surrender to CSL any and all materials, including but not limited to drawings, manuals, reports, documents, lists, photographs, maps, surveys, plans, specifications, accountings and any and all other materials relating to the Company or any of its business, including all copies thereof, that Employee has in his possession, whether or not such material was created or compiled by Employee, but excluding, however, personal memorabilia belonging to Employee and notes taken by him as a member of the Board of Directors. With the exception of such excluded items, materials, etc., Employee acknowledges that all such material is solely the property of CSL, and that Employee has no right, title or interest in or to such materials. Notwithstanding anything to the contrary set forth in this Paragraph 8, the Provisions of this Paragraph 8 shall not apply to information which: (i) is or becomes generally available to the public other than as a result of disclosure by Employee, or (ii) is already known to Employee as of the date of this Agreement from sources other than CSI, or (iii) is required to be disclosed by law or by regulatory or judicial process.

         9. Non-Competition. Employee hereby agrees that for a period of two (2) years after any termination for any reason whatsoever of this Agreement and after the last payment to Employee provided for hereunder (except that such period shall be coterminous with the time period Employee receives any termination compensation as set forth in Paragraph 7(A) if such termination is without cause and there has not been a Fundamental Change), he will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of the business of CSL in any state in which CSL then operates, owns, or is in the process of developing more than three (3) facilities. CSL hereby acknowledges and agrees that Employee's ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent (5%) or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of this Paragraph 9.

         10. Work Product. The Employee agrees that all innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relates to the Company's or any of its subsidiaries' or affiliates' actual or anticipated business, or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company ("Work Product") belong to the Company or such subsidiary or affiliate. The Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the employment period) to establish and to confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).





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         11.     Legal Action.  In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs. In the event of a breach or threatened breach by Employee of the provisions of Paragraph 7(D), 8, 9, or 10, Employee and the Company agree that the Company, shall, in addition to any other available remedies, be entitled to an injunction restraining Employee from violating the terms of the applicable Paragraph and that said injunction is appropriate and proper relief for such violation.

         12. Notices. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by hand delivery, overnight courier service or certified mail, return receipt requested, to the party being notified at said party's address set forth adjacent to said party's signature on this Agreement, or at such other address as may be designated by a party in a notice to the other party given in accordance with this Agreement. Notices given by hand delivery or overnight courier service shall be deemed received on the date of delivery shown on the courier's delivery receipt or log. Notices given by certified mail shall be deemed received three (3) days after deposit in the U.S. Mail.

         13. Construction. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders, as appropriate, and no meaning or effect shall be given to the captions of the paragraphs in this Agreement, which are inserted for convenience of reference only.

         14. Choice of Law; Survival. This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas without resort to choice of law principles. The provisions of Paragraphs 7, 8, 9, and 10 shall survive the termination of this Agreement for any reason whatsoever.

         15. Integration; Amendments. This is an integrated Agreement. This Agreement constitutes and is intended as a final expression and a complete and exclusive statement of the understanding and agreement of the, parties hereto with respect to the subject matter of this Agreement. All negotiations, discussions and writings between the parties hereto relating to the subject matter of this Agreement are merged into this Agreement, and there are no rights conferred, nor promises, agreements, conditions, undertakings, warranties or representations, oral or written, expressed or implied, between the undersigned parties as to such matters other than as specifically set forth herein. No amendment or modification of or addendum to, this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

         16. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that Employee shall not be entitled to assign his interest in this Agreement





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(except for an assignment by operation of law to his estate), or any portion hereof, or any rights hereunder, to any party. Any attempted assignment by Employee in violation of this Paragraph 16 shall be null, void, ab initio and of no effect of any kind or nature whatsoever.

         17. Guaranty. The Company's obligations set forth in Sections 4 and 7 of this Agreement shall be guaranteed by Capital Senior Living, Inc. (the "Guarantor"). The Guarantor guarantees the full and prompt payment of all amounts payable by the Company set forth in Sections 4 and 7 which may become due and arising as limited under and to Sections 4 and 7. Upon the Default by the Company in payment of those obligations, and without further notice, or without exhausting all remedies available to the, Employee against the Company, the Guarantor shall perform the obligations described above. The Guarantor shall have all rights of the Company hereunder regarding any event which would result in a defense or claim hereunder, including but not limited to defenses, notices, cure periods and any counterclaims.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above to be effective as of the date specified in the preamble of this Agreement.

                                  CAPITAL SENIOR LIVING CORPORATION,
                                  a Delaware corporation

Address:
14160 Dallas Parkway, #300
Dallas, TX 75240                  By: /s/ JAMES A. STROUD  C.O.O.
                                     -----------------------------------------
                                     James A. Stroud, Chief Operating Officer

                                  EMPLOYEE


Address:
41 Willow Road
Woodsburgh, NY 11598
                                     /s/ LAWRENCE A. COHEN
                                  --------------------------------------------
                                     Lawrence A. Cohen


                                  CAPITAL SENIOR LIVING, INC.,
                                  a Texas corporation, signing for the
                                  limited purpose set forth in Section 17.
Address:
14160 Dallas Parkway, #300
Dallas, TX 75240                  By:/s/ JEFFREY L. BECK  C.E.O.
                                     -----------------------------------------
                                     Jeffrey L. Beck, Chief Executive Officer





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